Exhibit 99.1

Wayside Technology Group Announces Resignation of Carol DiBattiste from Board of Directors

EATONTOWN, N.J., October 15, 2021 -- Wayside Technology Group, Inc. (NASDAQ: WSTG) ("Wayside" or the "Company"), a value-added global IT channel company providing innovative sales and distribution solutions for emerging technology vendors, has announced Carol DiBattiste's resignation from its Board of Directors (the "Board") to pursue other interests.

Commenting on her resignation, DiBattiste stated: "I have really enjoyed my time on the Board and thank the Directors and Company Leadership for their great work and collaboration. I am grateful for having had the opportunity to contribute to the Board's and the Company's success."

"On behalf of the Board and management team, I want to thank Carol for her service to Wayside. Carol's work on our Board and specifically with our Risk & Security Committee where her input and leadership have been of enormous value to the company. We wish her all the best in her future endeavors," said Jeff Geygan, Wayside's Chairman of the Board.

About Wayside Technology Group

Wayside Technology Group, Inc. (NASDAQ: WSTG) is a value-added IT distribution and solutions company specializing in emerging and disruptive technologies. Wayside operates across the US, Canada and Europe through multiple business units, including Climb Channel Solutions, Grey Matter, TechXtend and Cloud Know How. The Company provides IT distribution and solutions for emerging companies in the Security, Data Management, Cloud, Connectivity, Storage & HCI, Virtualization, and Software & ALM industries.

Additional information can be found by visiting www.waysidetechnology.com.

Forward-Looking Statements

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, without limitation, the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the Company, the global economy, and financial markets. The extent to which COVID-19 impacts the Company will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, including the impact on our reseller partners and the end customer markets they serve, among others. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.

Company Contact

Drew Clark
Chief Financial Officer
(732) 389-0932
drew@waysidetechnology.com

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

(949) 200-4603

WSTG@elevate-ir.com